Exhibit 99.1

NEWS

For Release April 10, 2006 at 11:51 a.m. EST:

WJ Communications Appoints R. Gregory Miller as Chief Financial Officer

SAN JOSE, CALIFORNIA  April 10, 2006 - WJ Communications, Inc. (NasdaqNM:WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced the appointment of R. Gregory (Greg) Miller as Chief Financial Officer, effective April 10, 2006.

“Greg has a proven track record in leading public companies and we are very excited about this addition to the management team,” said Bruce Diamond, Chief Executive Officer and President of WJ Communications. “Greg’s diverse financial and operating expertise, combined with his breadth of experience in the wireless and semiconductor industries will play an instrumental role at WJ Communications. His contributions will be invaluable as we continue to expand our semiconductor & RFID product lines and move into a new phase of market growth.”

Mr. Miller brings 30 years of financial experience from Fortune 500 companies as well as several high-growth corporations. He served most recently as vice president and CFO of California Micro Devices Corporation, a leading supplier of application-specific analog semiconductor products. Prior to that, he served as CFO at Summit Microelectronics, Inc. He has also held senior financial positions at LSI Logic Corporation, National Semiconductor Corporation, and Texas Instruments, Inc. Mr. Miller received his B.S.E. degree from the University of Michigan. He holds two Master’s degrees, one in Business Administration from Duke University and another in Engineering from the University of Michigan. He is also a certified public accountant.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and broadband cable. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements including statements as to the future expansion of the semiconductor and RFID product lines, and statements as to the Company’s expectation regarding a new phase of market growth. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the growth in the wireless infrastructure market, the timing and the rate of deployment of 2.5G and 3G systems, the growth in the RFID market, customer acceptance of current and future products and the Company’s Risk Factors as contained in the Form 10-K for year ended 2005 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJCI Contacts:		Investor Relations Contacts:

Leah McLean	or	Rakesh Mehta
Editorial and PR		The Blueshirt Group for WJ Communications
408-577-6411		415-217-7722
leah.mclean@wj.com		rakesh@blueshirtgroup.com